Exhibit 10.6

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON REGISTRATION EXEMPTIONS AVAILABLE THEREUNDER. AS SUCH THE HOLDER MAY NOT BE ABLE TO RESELL THE SECURITIES UNLESS PURSUANT TO REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS OR UNLESS A RESALE EXEMPTION UNDER SUCH LAWS EXISTS.

ADVANCED CELL TECHNOLOGY, INC.

CONVERTIBLE NOTE

Up to $60,000.00	Alameda, California
March 17th, 2008

1.                                       Promise to Pay.  FOR VALUE RECEIVED, the undersigned, ADVANCED CELL TECHNOLOGY, INC., a Delaware corporation (referred to alternatively as the “Maker” or the “Company”), promises to pay to the PDPI, LLC, a Delaware limited liability company, or its assigns (the “Noteholder”), at such place as the Noteholder hereof shall notify the Maker in writing the principal amount of up to

Sixty Thousand Dollars ($60,000)

or so much of that sum as may be advanced and outstanding under this Convertible Promissory Note (this “Note”). This Note evidences a loan (the “Loan”) from the Noteholder to the Maker. Advances under this Note shall be added to the principal amount of the Loan, as and when made, as reflected in the Advance Schedule attached hereto as Exhibit A. Each payment under this Note shall first be credited against accrued and unpaid interest, and the remainder shall be credited against principal. All amounts payable under this Note shall be paid in lawful money of the United States of America during normal business hours on a business day, in immediately available funds. A Member of the Noteholder on behalf of the Noteholder shall advance the Maker the sum of Sixty Thousand Dollars ($60,000.00) upon execution of this Note.

2.                                       Principal.  All outstanding principal and all accrued and unpaid interest and all other amounts owed hereunder (the “Outstanding Balance”), unless earlier converted pursuant to the terms described herein, shall be due and payable in one lump sum on April 30th, 2008 (the “Maturity Date”) unless the Note has earlier been converted.

3.                                       Permitted Uses..  The proceeds of the Loan may be used only for payment of Permitted Expenses, as defined herein. As used herein, the term Permitted Expenses means reasonable and customary operating expenses and capital expenditures related to the ongoing operation of the Maker.

4.                                       Interest.  (a) The principal sum outstanding from time to time under this Note shall bear interest at a rate equal to NINE percent (9%) per annum. If default is made in any payment due under this Note, interest shall thereafter accrue on the entire unpaid principal balance hereunder at a per annum rate equal to EIGHTEEN percent (18%) (the “Default Rate”), from the date such payment became due until the Maker pays in full all amounts due and payable hereunder. From and after the maturity of this Note, whether by acceleration or otherwise, all sums then due and payable under this Note, including all principal and all accrued and unpaid interest, shall bear interest until paid in full at the Default Rate. Interest shall be payable in arrears on the last day of each month. Interest shall be calculated on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year were used.

(b)                                 Notwithstanding anything to the contrary contained in this Note, in no event shall the Maker be required to pay interest on the principal amount outstanding under this Note at a rate in excess of the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the outstanding principal balance under this Note under the laws of the State of California (the “Maximum Lawful Rate”), and if the effective rate of interest which would otherwise be payable under this Note - would exceed the Maximum Lawful Rate, or if the Noteholder shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Note to a rate in excess of the Maximum Lawful Rate, then: (i) the amount of interest which would otherwise be payable under this Note shall be reduced to the Maximum Lawful Rate, and (ii) any interest paid by the Maker in excess of the Maximum Lawful Rate shall, at the option of the Noteholder, be either refunded to the Maker or credited against the principal of this Note. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Noteholder that are made for the purpose of determining whether such rate exceeds the Maximum Lawful Rate shall be made, to the extent permitted by the applicable law (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loan all interest at any time contracted for, charged or received by the Noteholder. If at any time and from time to time: (x) the amount of the interest payable to the Noteholder on any date shall be limited to the Maximum Lawful Rate pursuant to the provisions hereof, and (y) in respect of any subsequent interest computation period the amount of any interest otherwise payable to the Noteholder would be less than the amount of interest payable to the Noteholder computed at the Maximum Lawful Rate, then the amount of interest payable to the Noteholder in respect of such subsequent interest computation period shall continue to be computed at the Maximum Lawful Rate until the total amount of interest payable to the Noteholder shall equal the total amount of interest which would have been payable to the Noteholder if the total amount of interest had been computed without giving effect to the limitations set forth in this Section 4.

5.                                       Conversion.

(a)                                  Definitions.                                The following definitions shall apply for all purposes of this Note:

“Change of Control” means (a) any sale or exchange of the common stock of the Maker in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Maker is acquired by a person or entity or group of related persons or entities; (b) a reorganization or merger of the Maker with or into any other corporation or entity, in which transaction the holders of Maker’s outstanding common stock immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation (or its parent); or (c) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Maker.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company and stock of any other class of securities into which such securities may hereafter be reclassified or otherwise changed or converted.

“Common Stock Equivalents” means any debentures, preferred stock, options, warrants or other securities that are convertible or exchangeable into Common Stock.

“Conversion Price” means an amount equal to the average per unit selling price of investment units (whether debt, preferred stock, common stock, warrants, or any combination thereof, or other forms of securities) issued in the Next Financing. The Conversion Price is subject to adjustment as provided herein.

“Conversion Securities” means the investment units (whether debt, preferred stock, common stock, warrants, or any combination thereof, or other forms of securities) sold by the Company in the Next Financing. The number and character of units of Conversion Securities are subject to adjustment as provided herein and the term “Conversion Securities” shall include investment units and other securities and property at any time receivable or issuable upon conversion of this Note in accordance with its terms.

“Next Financing” means the Maker’s next sale of any investment units (whether debt, preferred stock, common stock, warrants, or any combination thereof, or other forms of securities) in one transaction or a series of related transactions occurring on or before the Maturity Date for an aggregate purchase price paid to the Maker of at least $5 million, including the principal amount of and accrued interest or any other amounts owing on this Note converted into Conversion Securities and issued therein.

(b)                                  Conversion.

(1)                                  Conversion in Next Financing. Prior to the Maturity Date and prior to a Change of Control, in the event the Maker does not pay the full principal amount of and accrued interest on this Note before the Next Financing, then at the closing of the Next Financing (or the first closing in a series of closings) (the “Closing”, all principal and accrued interest on this Note shall automatically be converted into units of Conversion Securities at the Conversion Price on a dollar for dollar basis. The Noteholder whose Note is so converted will deliver the original Note to the Maker and will execute and deliver to the Maker at the Closing such purchase agreement and/or other agreements as are entered into by the investors in the Next Financing generally. Upon Conversion of the Note, the Noteholder will become a Purchaser of the Next Financing and will have fulfilled any obligation however defined of purchasing the Purchaser’s Pro Rata Share in the Next Financing. The Noteholder will be entitled to all rights and privileges given to any other Purchaser in the Next Financing including the exercise of anti-dilution protection and reset of any conversion price of any existing debentures and warrants owned by the Noteholder at the date of the closing of the Next Financing

(2)                                  Conversion Upon Change of Control.  If there occurs a Change of Control prior to the Maturity Date, the Noteholder may, in its sole discretion, either (i) irrevocably elect by written notice to the Maker to receive from the Maker prepayment of the then outstanding accrued interest and principal under the Note contemporaneously with the closing of the Change of Control; provided, however, that such written notice must be provided to the Maker at least ten (10) days prior to the closing of the Change of Control or (ii) prior to the repayment of the outstanding balance under the Note by the Maker, irrevocably elect by written notice to the Maker to convert such outstanding balance of this Note into Common Stock at a price per share equal to the average closing price on the OTC Bulletin Board for the five days immediately preceding the public announcement of the Change in Control. Conversion under this Section 5 shall occur upon surrender of this Note for conversion at the principal offices of the Maker, accompanied by irrevocable written notice of election to convert delivered to the Maker at least ten (10) days prior to the closing of the Change of Control and execution and delivery of such investment representation letter and related documents as are generally entered into by investors in the Maker.

(c)                                  Issuance of Conversion Securities. As soon as practicable after conversion of this Note, but no later than 15 days following conversion of this Note, the Maker at its expense will cause to be issued in the name of and delivered to the Noteholder, a certificate or certificates, or other instruments, for the number or amount, as applicable, of Conversion Securities to which the Noteholder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Maker, by the Maker’s Certificate of Incorporation or Bylaws, or by any agreement between the Maker and the Noteholder), together with any other securities and property to which the Noteholder is entitled upon such conversion under the terms of this Note. Such conversion shall be deemed to have been made, (a) if made under Section 5 (b)(l) above, on the date of the Closing of the Next Financing, and (b) if made under Section 5 (b)(2) above, immediately prior to the close of business on the date that this Note shall have been surrendered for conversion, accompanied by written notice of election to convert. No fractional units will be issued upon conversion of this Note. If upon any conversion of this Note (and all other Notes held by the same Noteholder, after aggregating all such conversions), a fraction of a unit would otherwise result, then in lieu of such fractional unit the Maker will pay the cash value of that fractional unit, calculated on the basis of the applicable Conversion Price.

(d)                                  Adjustment Provisions. The number and character of shares of Conversion Securities issuable upon conversion of this Note (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Note) and the Conversion Price therefor, are subject to adjustment upon occurrence of the following events between the date this Note is issued and the date it is converted:

(1)                                  Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. The number or amount, as applicable, of Conversion Securities issuable upon conversion of this

Note (or any shares of stock or other securities at the time issuable upon conversion of this Note) shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, reclassification, recapitalization or other similar event affecting the number or amount of outstanding shares of Common Stock, or Common Stock Equivalents unless the conversion ratio of such Conversion Securities already reflects such event.

(2)                                  Adjustment for Other Dividends and Distributions. In case the Maker shall make or issue, or shall fix a record date for the determination of eligible Noteholders entitled to receive, a dividend or other distribution payable with respect to the capital stock that is payable in (a) securities of the Maker (other than issuances with respect to which adjustment is made under Section 5 (d)(l)), or (b) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Noteholder, upon conversion of this Note at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Conversion Securities issuable upon such exercise prior to such date, the securities or such other assets of the Maker to which the Noteholder would have been entitled upon such date if the Noteholder had converted this Note immediately prior thereto (all subject to further adjustment as provided in this Note).

(3)                                  Conversion of Stock. In case all the authorized Conversion Securities of the Maker is converted, pursuant to the Maker’s Certificate of Incorporation, into Common Stock or other securities or property, or the Conversion Securities otherwise ceases to exist, then, in such case, the Noteholder, upon conversion of this Note at any time after the date on which the Conversion Securities is so converted or ceases to exist (the “Termination Date”), shall receive, in lieu of the number of shares of Conversion Securities that would have been issuable upon such exercise immediately prior to the Termination Date (the “Former Number of Shares of Conversion Securities”), the stock and other securities and property which the Noteholder would have been entitled to receive upon the Termination Date if the Noteholder had converted this Note with respect to the Former Number of Shares of Conversion Securities immediately prior to the Termination Date (all subject to further adjustment as provided in this Note).

(4)                                  Notice of Adjustments. The Maker shall promptly give written notice of each adjustment or readjustment of the Conversion Price or the number of shares of Conversion Securities or other securities issuable upon conversion of this Note. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

(5)                                  No Change Necessary. The form of this Note need not be changed because of any adjustment in the Conversion Price or in the number of shares of Conversion Securities issuable upon its conversion.

6.                                       Representations and Warranties. As an inducement to the Noteholder to make the Loan, the Maker represents and warrants to the Noteholder that:

(a)                                  The Maker is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware. The Maker (i) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (ii) is in compliance in all material respects with all requirements of law and contractual obligations.

(b)                                 The Maker has the corporate power and authority and the legal right to execute, deliver and perform this Note and has taken all necessary corporate action to authorize the execution, delivery and performance of this Note. This Note has been duly executed and delivered on behalf of the Maker and constitutes the legal, valid and binding obligation of the Maker enforceable against the Maker in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

(c)                                  The execution, delivery and performance of this Note, the borrowing hereunder and the use of the proceeds hereof, will not violate any provision of Maker’s Certificate of Incorporation, Bylaws or requirement of law or any contractual obligations of the Maker or create or result in the creation of any lien on any assets of the Maker.

7.                                       Affirmative Covenants; Noteholder Acknowledgement; Noteholder Representation. The Maker agrees to provide the Noteholder with prompt notice of any written commitments entered into which, if closed, would constitute the Next Financing, and to provide the Noteholder with at least ten days’ prior notice of the closing of the Next Financing. The Noteholder (and each of its respective members), hereby acknowledge and understand that the Loan transaction requires the unanimous consent of the holders of certain senior convertible debenture previously issued by the Maker. In the event Noteholder does not receive unanimous consent, the Maker will be subject to a default under the senior debenture facility unless cured within the applicable period. The Noteholder hereby represents and warrants to the Maker that the Noteholder, is an ‘accredited investor’ as that term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act.

8.                                       Negative Covenants. The Maker agrees that, as long as any obligations under this Note remain unpaid, it shall not, directly or indirectly without the prior written consent of Noteholder:

(a)                                  liquidate or dissolve or enter into any sale, consolidation, merger, partnership, joint venture, syndicate or other combination, unless the Maker is the surviving entity;

(b)                                 sell, lease, assign, transfer or otherwise dispose of all or substantially all of Maker’s assets; provided that the Maker may sell, lease, assign or transfer any portion of its real or personal property; and

(c)                                  engage in any business activities substantially different from the Maker’s business as described in its current business plan delivered to Noteholder contemporaneously herewith.

9.                                       Events of Default. Upon the occurrence of any of the following events (each, an “Event of Default”):

(a)                                  The Maker shall fail to pay any amount due under this Note within five (5) days of the due date; or

(b)                                 Any representation or warranty made by the Maker in this Note shall be materially inaccurate or incomplete; provided, that any such inaccurate or incomplete representation or warranty shall not constitute an Event of Default if it is corrected within thirty (30) days after any officer or employee of the Maker obtains knowledge of such inaccuracy or incompleteness, and the corrected or revised representation or warranty made by the Maker is acceptable to the Noteholder; or

(c)                                  The Maker shall fail to observe or perform in any material respect any of the other terms or provisions of this Note and such failure shall continue for thirty (30) days; or

(d)                                 Any default in any payment of principal of or interest on any other indebtedness of the Maker if such default could materially impair the ability of the Maker to pay its obligations under this Note in accordance with the terms hereof; or

(e)                                  (i) The Maker shall (A) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) commence any case, proceeding or other action seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (C) make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Maker any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Maker shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) or (iii) above; or (v) the Maker shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

THEN, automatically upon the occurrence of an Event of Default under clause (e) of this Section 9 and, in all other cases, at the option of the Noteholder, in each case without notice to or demand upon the Maker or any other party, the entire principal balance hereof together with all accrued and unpaid interest thereon shall become immediately due and payable.

10.                                 Capitalized Interest. On each anniversary of the date of any default hereunder and while such default is continuing, all interest which has become payable and is then delinquent shall, without curing the default hereunder by reason of such delinquency, be added to the principal amount due under this Note, and shall thereafter bear interest at the same rate as is applicable to principal.

11.                                 Costs and Expenses. If any default occurs in any payment due under this Note, the Maker and all guarantors and endorsers hereof, and their successors and assigns, promise to pay all costs and expenses, including attorneys’ fees, incurred by the Noteholder hereof in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced, and hereby waive the right to plead any and all statutes of limitation as a defense to a demand hereunder to the full extent permitted by law.

12.                                 Acceptance of Past Due Payments and Indulgences Not Waivers. None of the provisions hereof and none of the Noteholder’s rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by the Noteholder’s acceptance of any past due installments or by any indulgence granted by the Noteholder to the Maker.

13.                                 Waivers by the Maker; No Setoffs or Counterclaims. The Maker and all guarantors and endorsers hereof, and their successors and assigns, hereby waive presentment, demand, protest and notice thereof or of dishonor, and agree that they shall remain liable for all amounts due hereunder notwithstanding any extension of time or change in the terms of payment of this Note granted by the Noteholder, any change, alteration or release of any property now or hereafter securing the payment hereof or any delay or failure by the Noteholder to exercise any rights under this Note. All payments required by this Note shall be made without setoff or counterclaim.

14.                                 Assignment. The Maker may not assign its rights or obligations under this Note without the prior written consent of the Noteholder and any such purported assignment by the Maker without obtaining the prior written consent of the Noteholder shall be void ab initio. This Note shall inure to the heirs, legal representatives, successors and assigns of the Noteholder.

15.                                 Notices. All notices given by the Maker or the Noteholder hereunder to the other shall be in writing, delivered by facsimile transmission (confirmed in writing) or delivered personally or by depositing the same in the United States mail, registered, with postage prepaid, addressed as follows:

Noteholder:	PDPI, LLC
252 Seventh Avenue, # 14A
NY, NY 10001

Maker:	Advanced Cell Technology, Inc.
1201 Harbor Bay Parkway, Ste. 120
Alameda, CA 94502

Either the Noteholder or the Maker may change the address to which notices are to be sent by notice of such change to the other given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third business day following the date mailed.

16.                                 Governing Law.  This Note is governed by the laws of the State of California, without regard to the choice of law rules of that State.

17.                                 Waiver of Jury Trial.  THE MAKER HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THIS NOTE. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

IN WITNESS WHEREOF, the Maker has caused this Convertible Note to be duly executed the day and year first above written.

ADVANCED CELL TECHNOLOGY,
INC., a Delaware corporation

By:	/s/ William M. Caldwell, IV
Name: William M. Caldwell, IV
Title: Chairman and CEO